UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 24, 2005

PHARMACOPEIA DRUG DISCOVERY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey		08543-5350
(Address of principal executive offices)		(Zip Code)

(609) 452-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 24, 2005, Pharmacopeia Drug Discovery, Inc. (the “Company”), the Trustees of Columbia University in the City of New York (“Columbia”) and Cold Spring Harbor Laboratory (“Cold Spring”) entered into a license agreement (the “Agreement”) that amended and restated the License Agreement, dated July 16, 1993 and as amended October 6, 1995 (the “Original Agreement”), among the parties.

Under the Agreement, the Company has an exclusive license of tagging technology used in its proprietary combinatorial chemistry encoding technology, Encoded Combinatorial Libraries on Polymeric Support, or ECLiPS®.  The Agreement obligates the Company to pay a minimum annual license fee of $100,000 to Columbia and Cold Spring.  The term of the Agreement is the later of (i) 20 years from July 16, 1993 or (ii) the expiration of the last patent relating to the technology, at which time the Company will have a fully paid license to the technology.  The license granted to the Company under the Agreement can be terminated by Columbia and Cold Spring Harbor (i) upon 30 days written notice to the Company if the Company materially breaches the Agreement and the Company fails to cure such material breach in accordance with the Agreement or (ii) if the Company commits any act of bankruptcy, becomes insolvent, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not dismissed within 60 days.  The Company is obligated to pay royalties to Columbia and Cold Spring Harbor based upon net sales of pharmaceutical products the Company develops as well as a percentage of all other payments (such as milestones and royalties) the Company receives from customers in cases in which the Company has utilized the technology licensed from Columbia and Cold Spring Harbor.

On August 23, 2004, Columbia University Science and Technology Ventures provided the Company with a notice of material breach of the Original Agreement arising from an alleged underpayment by the Company of certain royalties under the Original Agreement.  Correspondence initiated by Columbia alleged the amount of the underpayment to be at least $1.12 million for the period from July 1, 2001 through June 30, 2003.  Pursuant to the terms of the Original Agreement, the Company, Columbia and Cold Spring Harbor entered into good faith negotiations in an effort to resolve the dispute.  The Agreement provides that in connection with the resolution of the dispute the Company will pay Columbia and Cold Spring Harbor an aggregate $1.0 million dollars in two installments of $500,000 on June 15, 2005 and June 15, 2006.  The Company recorded a charge of $1.0 million in the year ended December 31, 2004 for the probable financial outcome of the dispute and included this payment in its accrued liabilities on its balance sheet as of March 31, 2005.

Item 8.01.  Other Events.

On August 23, 2004, Columbia University Science and Technology Ventures provided the Company with a notice of material breach of the Original Agreement arising from an alleged underpayment by the Company of certain royalties under the Original Agreement.  Correspondence initiated by Columbia alleged the amount of the underpayment to be at least

$1.12 million for the period from July 1, 2001 through June 30, 2003.  Pursuant to the terms of the Original Agreement, the Company, Columbia and Cold Spring Harbor entered into good faith negotiations in an effort to resolve the dispute.  The Agreement provides that in connection with the resolution of the dispute the Company will pay Columbia and Cold Spring Harbor an aggregate $1.0 million dollars in two installments of $500,000 on June 15, 2005 and June 15, 2006.  The Company recorded a charge of $1.0 million in the year ended December 31, 2004 for the probable financial outcome of the dispute and included this payment in its accrued liabilities on its balance sheet as of March 31, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA DRUG DISCOVERY, INC.

	By:	/s/ Brian M. Posner

Brian M. Posner, Vice President, Finance and Treasurer

Date: May 24, 2005